UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The events disclosed below relate to the simplification of the relationship between Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) and its external advisor, which the Company believes is appropriate at the current stage of the Company’s operations.

Item 1.01. Entry into Material Definitive Agreement

Entry into Advisory Agreement with Phillips Edison NTR II LLC

On December 3, 2014, upon the approval of its Conflicts Committee, the Company entered into an advisory agreement (the “PECO Agreement”) with Phillips Edison – ARC Shopping Center Operating Partnership, L.P. (the “Partnership”) and Phillips Edison NTR LLC (“PECO”). PECO previously served as the Company’s sub-advisor under the sub-advisory agreement (the “Sub-advisory Agreement”) between American Realty Capital PECO II Advisors, LLC (“ARC”) and PECO, which terminated in conjunction with the termination of the Company’s Second Amended and Restated Advisory Agreement with ARC (the “ARC Agreement”) (discussed under Item 1.02 below). Under the PECO Agreement, PECO will provide the same advisory and asset management services that ARC and PECO provided to the Company under the ARC Agreement and the Sub-advisory Agreement. The PECO agreement has a term of one year and will terminate on December 3, 2015, but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of PECO and the Company. The fees and expenses that the Company will pay to PECO will be the same as those paid and reimbursed to ARC.

The PECO Agreement retains the restriction that was in the ARC Agreement with respect to certain internalization transactions but adds an exception that would permit the payment of consideration to PECO or its affiliates in a merger or other acquisition transaction if, as part of the transaction, the Company acquires material real estate assets from PECO or an affiliate and the transaction is approved by a majority of the Conflicts Committee; provided that, in no event will the Company pay any consideration to PECO or its affiliates that reflects the value of any advisory or other fees paid or payable by the Company or the Partnership to PECO or its affiliates.

The PECO Agreement also prohibits PECO from exercising any rights it may have under the Amended Partnership Agreement (defined below) to exchange any Partnership units for cash or shares of the Company’s common stock until the occurrence of a liquidity event.

Except as noted above, there are no material differences between the PECO Agreement and the ARC Agreement.

Amendment of Operating Partnership Agreement

On December 1, 2014, the Company amended the agreement of limited partnership of the Partnership (the “Amended Partnership Agreement”) so that the termination of the ARC Agreement (discussed under Item 1.02 below) would not trigger determination of whether PE-ARC Special Limited Partner LLC was entitled to receive a subordinated distribution. The amendment instead provides that such determination shall not be applicable until such time as none of ARC, PECO or any of their affiliates are serving as the Company’s external advisor.

Item 1.02. Termination of Material Definitive Agreement

On December 3, 2014, the Company and ARC terminated the ARC Agreement, effectively immediately. Such termination was “without cause.”

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to an advance resignation letter, William M. Kahane resigned as a director upon the termination of the ARC Agreement on December 3, 2014. Mr. Kahane served as one of our directors since December 2009. Mr. Kahane’s decision to resign was not the result of any disagreement with the Company.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 2, 2014, the Company amended its charter by filing Articles of Amendment to change its name to “Phillips Edison Grocery Center REIT I, Inc.”

Item 8.01. Other Events

In March 2011, the Company’s board of directors adopted best practices guidelines on affiliated transactions that prevented the Company, with certain exceptions, from entering into co-investments or any other business transaction with any other PECO- or ARC-affiliated entity.

On December 1, 2014, the Company’s Conflicts Committee, acting on behalf of the board of directors, repealed these guidelines, believing that they could restrict the Company from pursuing a transaction that might be in the stockholders’ best interest as the Conflicts Committee continues its ongoing review of the Company’s strategic alternatives and liquidity event options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.

Dated: December 3, 2014	By:	/s/ R. Mark Addy
R. Mark Addy Co-President